GUIDEWIRE TO ACQUIRE FIRSTBEST SYSTEMS

Acquisition will enable Guidewire to expand underwriting management support for complex commercial, specialty, and workers’ compensation lines
FOSTER CITY, Calif. and BEDFORD, Mass., August 4, 2016 - Guidewire Software, Inc. (NYSE: GWRE), a provider of software products to Property/Casualty (P/C) insurers, and FirstBest® Systems, Inc., a provider of an underwriting management system to P/C insurers, today announced they have entered into a definitive agreement for Guidewire to acquire FirstBest. The addition of FirstBest’s technology and people will enable the expansion of the Guidewire Insurance Platform™ by providing insurers in the U.S. and Canada writing complex commercial, specialty, and workers’ compensation lines greater support for their risk assessment and decision-making processes.
Insurers recognize the potential profitable growth offered by commercial lines, and are looking for technology to help them address challenges and adapt rapidly to pursue market opportunities. Commercial and specialty lines underwriters currently rely on manual processes, multiple different data sources, and disjointed systems and tools to help them evaluate and underwrite large and complex risks, and to collaborate across internal teams and with agents. They can spend a significant part of their day accessing various sources and tools simply gathering and reviewing data. Underwriting management systems, like FirstBest UMS, complement and enhance the submission intake, risk analysis, underwriting process, and collaboration capabilities of policy administration systems. Pairing FirstBest with Guidewire PolicyCenter® or other policy admin systems is a natural fit for many commercial insurers.
“Like Guidewire, FirstBest has been committed from its founding to advancing the strategic goals of P/C insurers through modern software,” said Marcus Ryu, chief executive officer, Guidewire Software. “Their expertise in complex risk analysis, and the informational and workflow needs of commercial underwriters will deepen our ability to serve this vital constituency within the industry. We welcome the FirstBest team as well as their customers and partners to the Guidewire community.”
“We are excited to bring our expertise and innovative technology to Guidewire,” said John Belizaire, CEO and founder, FirstBest Systems. “Our team has been focused on delivering transformative solutions for underwriters for over a decade and we look forward to continuing to do so as part of Guidewire.”

“Adding a robust, hosted underwriting management application to complement InsuranceSuite will strengthen our support for commercial insurers,” said Neil Betteridge, vice president, Strategy, Guidewire Software. “Expanding focus on the underwriter was already a major theme on our roadmap, and we are excited to accelerate delivering on this aspect of our product strategy.”
The transaction is expected to close in approximately four weeks. Guidewire does not expect the acquisition of FirstBest to have a material impact on its financial results for fiscal year 2017.
About FirstBest Systems
FirstBest Systems is the leading provider of insurance software solutions and services that help property/casualty insurance companies improve underwriting profitability, scale their business, and achieve high service levels with agents and brokers. The patented and proven FirstBest Suite™ powers the underwriting operations of leading commercial property/casualty, specialty, and workers’ compensation insurers, processing more than $23 billion in quotes. FirstBest helps insurers institutionalize risk-assessment knowledge and best practices. With FirstBest solutions, all constituents in the underwriting process can rapidly collaborate to quote, bind, and issue business on a single, data-powered, real-time platform. For more information, please visit www.firstbest.com.

About Guidewire Software
Guidewire delivers the software that Property/Casualty (P/C) insurers need to adapt and succeed in a time of rapid industry change. We combine three elements - core operations, data and analytics, and digital engagement - into a technology platform that enhances insurers’ ability to engage and empower their customers and employees. More than 200 P/C insurers around the world have selected Guidewire. For more information, please visit www.guidewire.com. Follow us on twitter: @Guidewire_PandC.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements relating to expectations, plans, and prospects including expectations relating to our ability to close this transaction and the benefits that will be derived from this transaction. These forward-looking statements are based upon the current expectations and beliefs of Guidewire’s management as of the date of this release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, without limitation, the risk of adverse and unpredictable macro-economic conditions and risks related to closing this transaction and integration of the companies. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and Guidewire disclaims any obligation to update these forward-looking statements.

Media Contact:	Investor Contact:
Diana Stott	Garo Toomajanian
Guidewire Software, Inc.	ICR, LLC
+1.650.356.4941	+1.650.357.5282
dstott@guidewire.com	ir@guidewire.com
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NOTE: Guidewire, Guidewire Software, Guidewire ClaimCenter, Guidewire PolicyCenter, and Guidewire BillingCenter are registered trademarks of Guidewire Software, Inc. in the United States and/or other countries.